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FIRST CHARTER CORPORATION                                          Exhibit 11
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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                                                                  Three Months Ended
                                                               March 31,       March 31,
                                                                 1995            1994


NET INCOME PER SHARE COMPUTED AS FOLLOWS:
PRIMARY:
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1.  Net income  . . . . . . . . . . . . . . . . . . . .    $     1,543,071  $   1,160,749
2.  Weighted average common shares outstanding  . . . .          4,634,439      4,680,983
3.  Incremental shares under stock options
      computed under the treasury stock method
      using the average market price of issuer's
      stock during the periods  . . . . . . . . . . . .             47,554         34,064
4.  Weighted average common shares and common
      equivalent shares outstanding   . . . . . . . . .          4,681,993      4,715,047
5.  Net income per share  . . . . . . . . . . . . . . .    $          0.33  $        0.25
      (Item 1 Divided by Item 4)


FULLY DILUTED:
1.  Net income  . . . . . . . . . . . . . . . . . . . .    $     1,543,071  $   1,160,047
2.  Weighted average common shares outstanding  . . . .          4,634,439      4,680,983
3.  Incremental shares under stock options
      computed under the treasury stock method
      using the higher of the average or ending
      market price of issuer's stock at the end
      of the periods  . . . . . . . . . . . . . . . . .             48,515         39,229
4.  Weighted average common shares and common
      equivalent shares outstanding   . . . . . . . . .          4,682,954      4,720,212
5.  Net income per share  . . . . . . . . . . . . . . .    $          0.33  $        0.25
     (Item 1 Divided by Item 4)

All per share data has been retroactively adjusted to reflect a stock split effected in the form of a 33 1/3% stock dividend declared in the fourth quarter of 1994.
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